Filed pursuant to Rule 433 Registration No. 333-151327-02 September 8, 2008

FINAL TERM SHEET

Dated: September 8, 2008

Issuer:	Barrick Gold Financeco LLC (the “Issuer”)

Guarantor:	Barrick Gold Corporation

Security:	6.125% Notes due 2013

Size:	US$500,000,000

Maturity:	September 15, 2013

Coupon (Interest Rate):	6.125%

Yield to Maturity:	6.130%

Spread to Benchmark Treasury:	T + 315 basis points

Benchmark Treasury:	3.125% due August 31, 2013

Benchmark Treasury Yield:	2.980%

Interest Payment Dates:	March 15 and September 15 of each year, beginning on March 15, 2009

Optional Redemption Provisions:	Redeemable at any time and from time to time at the option of the Issuer, in whole or in part, at the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 50 basis points

Price to Public:	99.978%

Expected Settlement Date:	September 11, 2008

CUSIP Number:	06849T AA6

The Issuer has filed a registration statement (including a short form base shelf prospectus dated June 12, 2008) and a preliminary prospectus supplement (including the base shelf prospectus, the “Prospectus”) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that Barrick Gold Corporation (“Barrick”) has filed with the SEC for more complete information about the Issuer, Barrick and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) website, which may be accessed at www.sedar.com. Alternatively, the Issuer, Barrick or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.

FINAL TERM SHEET

Dated: September 8, 2008

Issuer:	Barrick North America Finance LLC (the “Issuer”)

Guarantor:	Barrick Gold Corporation

Security:	6.800% Notes due 2018

Size:	US$500,000,000

Maturity:	September 15, 2018

Coupon (Interest Rate):	6.800%

Yield to Maturity:	6.832%

Spread to Benchmark Treasury:	T + 315 basis points

Benchmark Treasury:	4.000% due August 15, 2018

Benchmark Treasury Yield:	3.682%

Interest Payment Dates:	March 15 and September 15 of each year, beginning on March 15, 2009

Optional Redemption Provisions:	Redeemable at any time and from time to time at the option of the Issuer, in whole or in part, at the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 50 basis points

Price to Public:	99.769%

Expected Settlement Date:	September 11, 2008

CUSIP Number:	06849R AB8

The Issuer has filed a registration statement (including a short form base shelf prospectus dated June 12, 2008) and a preliminary prospectus supplement (including the base shelf prospectus, the “Prospectus”) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that Barrick Gold Corporation (“Barrick”) has filed with the SEC for more complete information about the Issuer, Barrick and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) website, which may be accessed at www.sedar.com. Alternatively, the Issuer, Barrick or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.

FINAL TERM SHEET

Dated: September 8, 2008

Issuer:	Barrick North America Finance LLC (the “Issuer”)

Guarantor:	Barrick Gold Corporation

Security:	7.500% Notes due 2038

Size:	US$250,000,000

Maturity:	September 15, 2038

Coupon (Interest Rate):	7.500%

Yield to Maturity:	7.530%

Spread to Benchmark Treasury:	T + 325 basis points

Benchmark Treasury:	4.375% due February 15, 2038

Benchmark Treasury Yield:	4.280%

Interest Payment Dates:	March 15 and September 15 of each year, beginning on March 15, 2009

Optional Redemption Provisions:	Redeemable at any time and from time to time at the option of the Issuer, in whole or in part, at the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 50 basis points

Price to Public:	99.643%

Expected Settlement Date:	September 11, 2008

CUSIP Number:	06849R AC6

The Issuer has filed a registration statement (including a short form base shelf prospectus dated June 12, 2008) and a preliminary prospectus supplement (including the base shelf prospectus, the “Prospectus”) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that Barrick Gold Corporation (“Barrick”) has filed with the SEC for more complete information about the Issuer, Barrick and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) website, which may be accessed at www.sedar.com. Alternatively, the Issuer, Barrick or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.